UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 10, 2018

MEDPACE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37856	32-0434904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5375 Medpace Way Cincinnati, Ohio 45227 (513) 579-9911
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☒

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 10, 2018, John R. Richardson, a member of the Board of Directors (the "Board") of Medpace Holdings, Inc. (the "Company") and a member of the Compensation Committee thereof, notified the Board of his resignation, effective as of August 10, 2018.  On August 10, 2018, Anastasya Molodykh, a member of the Board of the Company, notified the Board of her resignation, effective as of August 10, 2018.  Mr. Richardson's and Ms. Molodykh's resignations related to the recent reduction of holdings in the Company by investment funds affiliated with Cinven Capital Management (V) General Partner Limited and did not result from any disagreement with the Company on any matter relating to its operations, policies or practices.

The Board nominated and elected Fred B. Davenport, Jr. and Cornelius P. McCarthy III as Class II Directors to fill, respectively, the vacancies on the Board created by Mr. Richardson's and Ms. Molodykh's resignations.  The Board also appointed Mr. Davenport to serve as a member of the Compensation Committee.  The elections of Mr. Davenport and Mr. McCarthy were effective as of August 13, 2018.  Mr. Davenport and Mr. McCarthy shall each hold office until the Company's 2021 Annual Meeting of Stockholders or until such director's earlier death, resignation or removal.

Mr. Davenport is a partner at the law firm of Murchison, Taylor & Gibson, PLLC and focuses his practice on mergers and acquisitions, general corporate representation and estate planning.  He previously served as President of Pharmaceutical Product Development, Inc. ("PPD") from 2002 to 2006.  From 2001 to 2002, Mr. Davenport was Executive Vice President of PPD and from 1996 to 2001 he was General Counsel of PPD.  Prior to joining PPD, Mr. Davenport practiced at Murchison, Taylor & Gibson, PLLC as an associate from 1977 to 1980 and as a partner from 1981 to 1996, which included acting as the managing partner from 1991 to 1995.  Mr. Davenport has also served on the faculty of the Cameron School of Business as a tenured professor.  From 2015 to March 2016, Mr. Davenport was a Director of Clinipace Worldwide and from 2009 to 2011 he was a Director of Medex Global Group, Inc.  Additionally, Mr. Davenport was a Director of predecessor entities of the Company from 2007 to 2013.  Mr. Davenport has also served on numerous community and non-profit boards.  Mr. Davenport received his Bachelor's Degree, MBA and JD from the University of North Carolina at Chapel Hill.

Mr. McCarthy has served as the Managing Director and CEO of Fairmount Partners since 2003 and focuses primarily on healthcare and pharmaceutical outsourced services.  Prior to founding Fairmount Partners, Mr. McCarthy was Vice President, Managing Director and Head of US Investment at PMG/Investec from 1997 to 2003.  Prior to 1997, Mr. McCarthy held a number of legal and investment banking roles.  Mr. McCarthy is currently a Director of Cambridge Biomedical, Inc., Atlantic Research Services, LLC and NMS Laboratories, Inc.  Additionally, Mr. McCarthy was a Director of predecessor entities of the Company from 2006 to 2013.  Mr. McCarthy received his undergraduate degree from the University of Virginia where he was an Echols Scholar and his JD from Villanova Law School.

Mr. Davenport and Mr. McCarthy will each participate in the Company's standard compensation program for non-employee directors, including an annual cash retainer of $40,000 and an equity award in the form of an option to purchase 4,710 shares of the Company's common stock with an exercise price equal to the closing price per share of the Company's common stock on August 13, 2018, the date of the grant, and a term of seven years (the "Initial Option").  The Initial Option shall vest and become exercisable on the earlier of (x) the day immediately preceding the date of the first annual meeting following the date of grant and (y) the first anniversary of the date of grant, subject to such director's continued service on the Board through such vesting date.  An additional annual retainer of $7,500 will be paid for Mr. Davenport's service on the Compensation Committee.  The Company expects to enter into the Company's standard indemnification agreement for directors and officers with Mr. Davenport and Mr. McCarthy.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDPACE HOLDINGS, INC.

Date:	August 13, 2018	By:	/s/ Stephen P. Ewald
		Name:	Stephen P. Ewald
		Title:	General Counsel and Corporate Secretary